Exhibit 99.1

Unaudited Pro Forma Financial Information

As used in these unaudited pro forma consolidated condensed financial statements, references to “we”, “us”, “our” or “IntriCon” refer to IntriCon Corporation, together with its consolidated subsidiaries.

On January 27, 2014, IntriCon completed the sale of the security business and certain microphone and receiver businesses of IntriCon Tibbetts Corporation, IntriCon’s wholly owned subsidiary based in Camden, Maine, to Sierra Peaks Corporation, pursuant to an Asset Purchase Agreement entered into on January 27, 2014 among Sierra Peaks Corporation, as the buyer, IntriCon Tibbetts Corporation, as the seller.

Pursuant to the Asset Purchase Agreement, Sierra Peaks Corporation paid $500,000 cash at closing for the assets and assumed certain operating liabilities of the businesses, subject to a working capital adjustment. In addition, the Asset Purchase Agreement provides for earn-out payments of up to a maximum total of $375,000 if certain revenue targets are met.

The unaudited pro forma consolidated condensed balance sheet as of September 30, 2013 included in this report has been prepared by management as if the sale occurred on such date. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2012 included in this report has been prepared as if the sale had occurred as of January 1, 2012.

The preparation of the unaudited pro forma consolidated condensed financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The pro forma adjustments reflected in the accompanying unaudited pro forma consolidated condensed financial statements reflect estimates and assumptions that IntriCon’s management believes to be reasonable. Actual results may differ from those estimates.

The unaudited pro forma consolidated condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations for future periods or that would have occurred if the sale had occurred as of the beginning of the period presented.

The unaudited pro forma consolidated condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with:

•	Our historical financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012, and
•	Our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2013.

INTRICON CORPORATION
Pro Forma Consolidated Condensed Balance Sheet
(Unaudited)

As of September 30, 2013	As Reported	Pro Forma Adjustments		Pro Forma

ASSETS
Current assets:
Cash	$196	$500	(1)	$696
Restricted cash	564	—		564
Accounts receivable, less allowance for doubtful accounts of $108	5,728	—		5,728
Inventories	9,458	—		9,458
Other current assets	1,565	—		1,565
Current assets of discontinued operations	947	(947	) (2)	—
Total current assets	18,458	(447)		18,011

Machinery and equipment	33,627	—		33,627
Less: Accumulated depreciation	28,840	—		28,840
Net machinery and equipment	4,787	—		4,787

Goodwill	9,194	—		9,194
Investment in partnerships	617	—		617
Other assets, net	880			880
Other assets of discontinued operations	312	(312	) (2)	—
Total assets	$34,248	$(759)		$33,489

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Checks written in excess of cash	$—	$—		$—
Current maturities of long-term debt	8,815	—		8,815
Accounts payable	4,928	—		4,928
Accrued salaries, wages and commissions	1,929	—		1,929
Deferred gain	110	—		110
Other accrued liabilities	2,171	55	(3)	2,226
Liabilities of discontinued operations	285	(285	) (2)	—
Total current liabilities	18,238	(230)		18,008

Long-term debt, less current maturities	40	—		40
Other postretirement benefit obligations	570	—		570
Accrued pension liabilities	510	—		510
Deferred gain	193	—		193
Other long-term liabilities	160	—		160
Total liabilities	19,711	(230)		19,481

Commitments and contingencies

Shareholders’ equity:
Common shares, $1.00 par value per share; 20,000 shares authorized; 5,707 shares issued and outstanding;	5,707	—		5,707
Additional paid-in capital	16,257	—		16,257
Retained deficit	(7,099)	(504	) (4)	(7,603)
Accumulated other comprehensive loss	(328)	—		(328)
Total shareholders’ equity	14,537	(504)		14,033
Total liabilities and shareholders’ equity	$34,248	$(734)		$33,514

INTRICON CORPORATION
Notes to Pro Forma Financial Information
(Unaudited)

(1)	Pro forma adjustment reflects total cash proceeds of $500,000 based on a closing date of September 30, 2013.

(2)	Pro forma adjustments reflect the removal of the assets and liabilities of the securities, certain microphone and receiver business.

(3)	Pro forma adjustment reflects the estimated one-time employee termination benefits retained by parent Company.

(4)	Pro forma adjustment reflects the asset impairment and loss on the sale of the securities, certain microphone and receivers businesses.

INTRICON CORPORATION
Pro Forma Consolidated Condensed Statement of Operations
(Unaudited)

As of December 31, 2012	As Reported	Pro Forma Adjustments		Pro Forma

Sales, net	$63,933	$(3,978	) (1)	$59,955
Cost of sales	48,957	(4,301	) (1)	44,656
Gross profit	14,976	323		15,299

Operating expenses:
Sales and marketing	3,324	—		3,324
General and administrative	5,958	(532	) (1)	5,426
Research and development	4,694	(213	) (1)	4,481
Total operating expenses	13,976	(745)		13,231
Operating income	1,000	1,068		2,068

Interest expense	(755)	—		(755)
Equity in loss of partnerships	(116)	—		(116)
Gain on sale of investment in partnership	822	—		822
Other expense	(78)	(18	) (1)	(96)
Income before income taxes	873	1,050		1,923

Income tax expense	(164)	—		(164)
Net income	709	1,050		1,759

Basic income (loss) per share	$0.13			$0.31

Diluted income (loss) per share	$0.12			$0.30

Average shares outstanding:
Basic	5,669			5,669
Diluted	5,888			5,888

INTRICON CORPORATION
Notes to Pro Forma Financial Information
(Unaudited)

(1) Pro forma adjustments reflect the removal of the revenue and expenses of the securities, certain microphone and receiver business.